QuickLinks -- Click here to rapidly navigate through this document

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2002

AVI BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	0-22613 (Commission File Number)	93-0797222 (IRS Employer Identification Number)

One S.W. Columbia, Suite 1105
Portland, OR 97258
(Address of principal executive offices)

(503) 227-0554
Registrant's telephone number, including area code

Item 5. Other Events.

        AVI BioPharma, Inc. (the "Company") issued a press release on March 5, 2002, before the start of trading in its Common Stock on the Nasdaq National Market System, a copy of which is attached as Exhibit A.

        The Press Release announces that the Company has extended the final expiration date for exercise of two classes of its warrants to acquire shares of its Common Stock ($.0001 par value) ("Common Stock") by ninety-two (92) days. The warrants for which the expiration date has been extended are the following:

  1.
  AVIIW Warrants. The Company has outstanding warrants to purchase 2,357,500 shares of its Common Stock that were issued in the Company's initial public offering ("IPO") and are traded on the Nasdaq National Market under the symbol "AVIIW," with an exercise price of $13.50. Additional AVIIW warrants to purchase another 142,500 shares of its Common Stock could be issued upon exercise of certain Representatives' Warrants issued in the IPO. The original expiration date of June 3, 2002 for all AVIIW warrants, including those that could be acquired upon exercise of the Representatives' Warrants, has been extended until September 3, 2002. The Company may redeem these AVIIW warrants at a price of $0.25 per warrant if the closing bid price of the Company's Common Stock has been at least 200% of the warrant exercise price for 20 consecutive trading days. Except for the extension of the final expiration date for the AVIIW warrants, the terms and conditions of such warrants, including the exercise price, remain unchanged.

  2.
  AVIIZ Warrants. The Company has outstanding warrants to purchase 2,116,814 shares of its Common Stock that were issued in connection with the Company's acquisition of ImmunoTherapy Corporation and are traded on the Nasdaq National Market under the symbol "AVIIZ," with an exercise price of $13.50. The original expiration date of May 15, 2003 has been extended until August 15, 2003. The Company may redeem these warrants at a price of $0.25 per warrant if the closing bid price of the Company's Common Stock has been at least 200% of the warrant exercise price for 20 consecutive trading days. Except for the extension of the final expiration date for these warrants, the terms and conditions of such warrants, including the exercise price, remain unchanged.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        None

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 5, 2002.

AVI BIOPHARMA, INC.
By:	/s/ ALAN P. TIMMINS Alan P. Timmins President and Chief Operating Officer (Principal Operating Officer)

QuickLinks

SIGNATURES